EXHIBIT K

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

GLOBAL OPPORTUNITIES BREAKAWAY LTD.

450 Park Avenue, 30th Floor

New York, NY 10022

March 1, 2010

Spectrum Brands, Inc.

Six Concourse Parkway, Suite 3300

Atlanta, GA 30328

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of February 9, 2010 (as amended from time to time, the “Merger Agreement”), by and among SB/RH Holdings, Inc., a Delaware corporation (“Parent”), Battery Merger Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Battery Merger Sub”), RH Merger Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“RH Merger Sub”), Spectrum Brands, Inc., a Delaware corporation (the “Company”), and Russell Hobbs, Inc., a Delaware corporation (“RH”), pursuant to which, subject to the terms and conditions therein, (i) Battery Merger Sub shall merge with and into the Company, with the Company as the surviving corporation, and (ii) RH Merger Sub shall merge with and into RH, with RH as the surviving corporation. Each capitalized term used and not otherwise defined herein has the meaning ascribed to such term in the Merger Agreement.

1.         Share Purchases During the Interim Period.  Harbinger Capital Partners Master Fund I, Ltd., a Cayman Islands exempted company (“Harbinger Master”), Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership (“Harbinger Special Situations”), and Global Opportunities Breakaway Ltd., a Cayman Islands exempted company (“Global Opportunities” and, together with Harbinger Master and Harbinger Special Situations, the “Harbinger Parties”), hereby (i) advise the Company that they (or one or more of their respective controlled Affiliates) desire to purchase, at their sole discretion, up to 2,000,000 shares of Battery Common Stock during the period between the date hereof and the Closing Date (the “Interim Period”) and (ii) request that the Company waive the provisions of Section 2.6 of the Harbinger Support Agreement in connection with any such purchases, in each case subject to the terms and conditions of this letter agreement (this “Letter Agreement”).

2.         Conditions to Share Purchases. The Company hereby waives compliance with Section 2.6 of the Harbinger Support Agreement, but only to the extent set forth in this Letter Agreement, and acknowledges and agrees that the Harbinger Parties (or their respective Affiliates) will have the right (but not the obligation) to purchase up to 2,000,000 shares of Battery Common Stock during the Interim Period subject to the following terms and conditions:

(a)       The total number of shares of Battery Common Stock purchased by the Harbinger Parties in any week during the Interim Period shall not exceed an aggregate of 100,000 shares.

(b)       Any shares of Battery Common Stock purchased pursuant to and in accordance with the terms of this Letter Agreement (collectively, the “Letter Agreement Shares”) will be deemed (i) not to be “Covered Battery Shares” for purposes of Section 2.2(a) or (b) or Article IV of the Harbinger Support Agreement and (ii) to be issued and outstanding, but not Beneficially Owned by the Harbinger Parties or any of their respective Affiliates, for purposes of the definition of “Locked Up Covered Shares” in the Harbinger Support Agreement.

(c)       Except as set forth in Section 2(d) of this Letter Agreement, each Harbinger Party agrees that, during the term of this Letter Agreement, at any duly called meeting of the stockholders of Battery (or any adjournment or postponement thereof) or any request for the execution of written consents in lieu of a meeting of the stockholders of Battery to obtain the Battery Stockholder Approval or to consider any other matter of the type described in clauses (i)-(iii) of Section 2.2(a) of the Harbinger Support Agreement (each, a “Battery Voting Event”), such Harbinger Party shall, or shall cause the applicable holder of record of its Letter Agreement Shares to, appear at the meeting, in person or by proxy, or otherwise cause its Letter Agreement Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote (or cause to be voted), in person or by proxy (or deliver, or cause to be delivered, a written consent covering), all of its Letter Agreement Shares, in each case to the fullest extent that such matters are submitted for the vote or written consent of the holder of such Letter Agreement Shares and that the Letter Agreement Shares are entitled to vote thereon or consent thereto (i) with respect to any Letter Agreement Shares purchased during the Interim Period from any of Avenue International Master, L.P., Avenue Investments, L.P., Avenue Special Situations Fund V, L.P., Avenue Special Situations Fund IV, L.P., Avenue and CDP Global Opportunities Fund, L.P. (collectively, the “Avenue Parties”) or any of their respective Affiliates, in accordance with the terms of the Avenue Support Agreement; provided, however, that in the event that the obligations of the Avenue Parties to vote in accordance with the terms of the Avenue Support Agreement have been terminated or suspended pursuant thereto, such Letter Agreement Shares shall thereafter be voted in the same proportion as the vote of all Battery stockholders (other than the Harbinger Parties, the Avenue Parties or any of their respective Affiliates) and (ii) with respect to any Letter Agreement Shares purchased during the Interim Period from any Persons other than the Avenue Parties or any of their respective Affiliates, in the same proportion as the vote of all Battery stockholders (other than the Harbinger Parties, the Avenue Parties or any of their respective Affiliates).

(d)          Notwithstanding Section 2(c), in the event that the Merger Agreement is terminated pursuant to Section 8.1(e) thereof, the obligation of the Harbinger Parties to vote their Letter Agreement Shares in the manner set forth in Section 2(c) shall be modified such that:

(i)        in respect of any Superior Proposal that is not in the form of an Offer and as a result of which the Merger Agreement was terminated, the Harbinger Parties shall vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, the Letter Agreement Shares in the same proportion as the vote of all Battery stockholders (other than the Harbinger Parties or any of their Affiliates); and

(ii)       in respect of any Superior Proposal that is in the form of a tender offer or an exchange offer for shares of Battery Common Stock (an “Offer”) and as a result of which the Merger Agreement was terminated, the Harbinger Parties shall validly tender or cause to be validly tendered, pursuant to and in accordance with the terms of the Offer, a portion of the Letter Agreement Shares in the same proportion as shares of Battery Common Stock are tendered prior to the expiration of the Offer by other stockholders (other than the Harbinger Parties or any of their Affiliates). The Harbinger Parties shall deliver to the depositary designated in the Offer in respect of the applicable Letter Agreement Shares, all documents or instruments required to be delivered pursuant to the terms of the Offer. Following the tender of the applicable Letter Agreement Shares as required by this Section 2(d)(ii), the Harbinger Parties shall not withdraw any Letter Agreement Shares from the Offer, unless and until (A) the Offer has been terminated in accordance with the terms thereof or (B) this Agreement has been terminated in accordance with Section 4.

(e)         Except as otherwise provided herein, during the term of this Agreement, each Harbinger Party agrees, severally and not jointly, that it shall not: (i) sell, transfer, pledge, encumber, tender, gift, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition (each, a “Transfer”) of, its Letter Agreement Shares, or any interest contained therein; (ii) grant any proxies or powers of attorney or enter into a voting agreement or other arrangement with respect to its Letter Agreement Shares other than this Agreement; (iii) enter into, or deposit its Letter Agreement Shares into a voting trust or take any other action which would reasonably be expected to result in a diminution of the voting power represented by its Letter Agreement Shares; or (iv) commit or agree to take any of the foregoing actions; provided, that a Harbinger Party may Transfer its Letter Agreement Shares only if the Transferee with respect to such Harbinger Party’s Letter Agreement Shares agrees in writing in a form reasonably satisfactory to Battery to be bound by the terms of this Letter Agreement with respect to the securities subject to such Transfer, to the same extent as such Harbinger Party is bound hereunder.

3.         Representations and Warranties. Each Harbinger Party, severally and not jointly, represents and warrants to the Company that, as of the date hereof, other than the Merger Agreement and the agreements referred to therein, no Harbinger Party nor any Affiliate thereof is a party to, or bound by, any agreement (other than this Letter Agreement and the Harbinger Support Agreement) relating to the Mergers, any Battery Alternative Proposal (as defined in the Harbinger Support Agreement), the voting of any of its shares of Battery Common Stock or the sale, transfer or other disposition of its shares of Battery Common Stock, or has any other arrangement or understanding with any other holder of shares of Battery Common Stock relating to any of the foregoing.

4.         Termination. This Letter Agreement shall automatically terminate upon the earlier of (i) the valid termination of the Merger Agreement in accordance with its terms and (ii) the closing of the Mergers. Notwithstanding the foregoing, (a) the obligations contained in Section 2(d) shall survive until the six-month anniversary of the valid termination of the Merger Agreement and (b) the provisions of Sections 5 through 14 shall survive any termination of this Letter Agreement.

5.         Notices. All notices, requests, claims, demands and other communications under this Letter Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed), sent by a nationally recognized overnight courier (providing proof of delivery), or mailed in the United States by certified or registered mail, postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

Spectrum Brands, Inc.
Six Concourse Parkway, Suite 3300
Atlanta, GA 30328
Attention:	John T. Wilson, Esq.
Fax No.:	(770) 829-6928
With copies to:
Sutherland Asbill & Brennan LLP
999 Peachtree Street, N.E.
Atlanta, GA 30309
Fax No.:	(770) 853-8806
Attention:	Mark D. Kaufman, Esq.
David A. Zimmerman, Esq.
and

Jones Day
222 East 41st Street
New York, New York 10017
Fax No.: (212) 755-7306
Attention:	Robert A. Profusek, Esq.
Andrew M. Levine, Esq.

If to any Harbinger Party, to such party at:

c/o Harbinger Capital partners
450 Park Avenue, 31st Floor
New York, New York 10022
Fax No.:	(212) 658-9311
Attention:	Robin Roger, General Counsel
With a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Fax No.:	(212) 757-3990
Attention:	Jeffrey D. Marell, Esq.
Mark A. Underberg, Esq.

6.         Entire Agreement; No Third-party Beneficiaries. This Letter Agreement (together with the Merger Agreement and the Harbinger Support Agreement to the extent referred to herein) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. This Letter Agreement shall be binding upon and inure solely to the benefit of each party. Except as set forth in the immediately preceding sentence, nothing in this Letter Agreement, express or implied, is intended to or shall confer upon any Person not a party to this Letter Agreement any rights, benefits or remedies hereunder.

7.         Equitable Relief. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Letter Agreement were not performed in accordance with their specific terms or were otherwise breached by any party. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches and/or threatened breaches of this Letter Agreement and to enforce specifically the terms and provisions of this Letter Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled to at Law or in equity.

8.         Governing Law. This Letter Agreement and any claim, controversy or dispute arising under or related thereto, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in Law or in equity, in contract, tort or otherwise, shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Delaware, without regard to its rules regarding conflicts of Law to the extent that the application of the Laws of another jurisdiction would be required thereby.

9.         Assignment. Neither this Letter Agreement nor any of the rights, interests or obligations under this Letter Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties; provided, however, that each Harbinger Party may assign its rights, interests and obligations hereunder, without the prior written consent of the Company, to its respective Affiliates but only to the extent that such Harbinger Party remains liable (along with such Affiliate) for all of its obligations and liabilities hereunder. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Letter Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

10.       Consent to Jurisdiction. Each of the parties hereby irrevocably agrees that any legal action or proceeding with respect to this Letter Agreement, or for recognition and enforcement of any judgment in respect of this Letter Agreement and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it shall not bring any action relating to this Letter Agreement in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Letter Agreement (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 10, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Letter Agreement or the subject mater hereof, may not be enforced in or by such courts.

11.       Severability. If any term or other provision of this Letter Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Letter Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Letter Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Letter Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Letter Agreement are fulfilled to the extent possible.

12.       Waiver and Amendment; Remedies Cumulative. Subject to applicable Law, (a) any provision of this Letter Agreement or compliance with any of the agreements or conditions contained in this Letter Agreement may be waived or (b) the time for the performance of any of the obligations or other acts of the parties here may be extended at any time prior to the consummation of the Mergers. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party against whom waiver is sought; provided, that any extension or waiver given in compliance with this Section 12 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any of the provisions of this Letter Agreement may be amended at any time by the mutual written agreement of the parties. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Letter Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

13.       Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, THE ACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

14.       Counterparts. This Letter Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. For purposes of this Letter Agreement, facsimile signatures or signatures by other electronic form of transfer shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.

SIGNATURE PAGE FOLLOWS

   Very truly yours,

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

By: Harbinger Capital Partners LLC, its investment manager

By:	/s/ Robin Roger
Name: Robin Roger Title: General Counsel

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

By: Harbinger Capital Partners Special Situations GP, LLC, its general partner

By:	/s/ Robin Roger
Name: Robin Roger Title: General Counsel

GLOBAL OPPORTUNITIES BREAKAWAY LTD.

By: Harbinger Capital Partners II LP, its investment manager

By:	/s/ Robin Roger
Name: Robin Roger Title: General Counsel

Acknowledged and Agreed to on this 1st day of March, 2010:

SPECTRUM BRANDS, INC.

By:	/s/ Kent J. Hussey
Name: Kent J. Hussey Title: CEO

[Signature Page to Harbinger Letter Agreement]